Exhibit 15.1

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-168486) of Grupo Aeroportuario del Sureste, S. A. B. de C. V. of our report dated March 30, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers, S.C.
PricewaterhouseCoopers, S.C.
Mexico, City
March 30, 2012